Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of QualTek Services Inc. on Form S-8 of our report dated April 15, 2022, with respect to our audits of the consolidated financial statements of QualTek Services Inc. (f/k/a Roth CH Acquisition III Co.) as of December 31, 2021 and 2020 and for the years then ended appearing in the Annual Report on Form 10-K of QualTek Services Inc. for the year ended December 31, 2021.

/s/ Marcum llp

Marcum llp

Philadelphia, PA
April 21, 2022